(PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)
EXHIBIT 10.41

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [***].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

April 19, 2010

Mr. David M. Meyer, Managing Director
Knightspoint Partners, LLC
1325 Avenue of the Americas, 27th Floor
New York, NY 10019

Dear David:

This will confirm your agreement with CPI Corp. (the “Company”) regarding your compensation as Executive Chairman (the “Chairman”) of the Board of Directors of the Company (the “Board”) during the fiscal year ended February 5, 2011 (“FY2010”).

1.  Chairman.

a.           During the term of this agreement, you hereby agree to oversee and supervise executive management of the Company relating to the following strategic goals for the Company:

i. effective implementation of the Company’s strategic direction as established by the Company’s Board and as evidenced by achievement of EBITDA targets established by the Board in each fiscal year;

ii. assisting the Board and management in developing a long-range strategic plan for protecting and increasing shareholder value over time including new sources of revenue;

iii. moderation of sits decline toward a level flat to increasing as compared with the previous year, and, a minimum of flat to higher net sales revenue over the previous year and over a comparable number of same stores; and

iv. development and implementation of value-creating financial strategies.

The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall periodically review, adjust and mutually agree on the specific goals and guidelines for your position as Executive Chairman hereunder.

b.           In consideration of your agreement hereunder, you shall be entitled to the compensation described in Paragraphs 2 and 3 hereof.

2.  Retainer and Bonus.

a.           Retainer:  You will be eligible to receive a quarterly retainer of $50,000 during the term of this agreement, payable on the first day of each quarter of the Company’s fiscal year during the term of this agreement, beginning with the second fiscal quarter of FY2010.

b.           Performance Bonus:  You will be eligible to receive a performance bonus for FY2010 based on the Consolidated Adjusted EBITDA targets and payouts set out in Schedule A attached to this agreement ([***] Confidential treatment has been requested for all of Schedule A.).  For purposes of this agreement, Consolidated Adjusted EBITDA will be calculated in the same manner as determined for purposes of the Company’s annual management incentive plan.

c.           Payment of Performance Bonus.  The amount of your FY2010 performance bonus (if any) determined in accordance with Schedule A to this agreement will be paid to you in the form of shares of the Company’s common stock to be delivered to you not later than ninety (90) days following the last day of FY2010.  The number of shares to be delivered to you with respect to your performance bonus will be determined by dividing (i) the amount determined under Paragraph 2(b) and Schedule A by (ii) the closing price of a share of the Company’s common stock on the last trading day of FY2010.  Any such shares shall be subject to the terms of the Company’s Omnibus Incentive Plan, adopted as of May 29, 2008 and approved by the Company’s stockholders on July 17, 2008 (the “Plan”) and/or such other terms and conditions as the Committee shall determine.  Any shares awarded to you with respect to your performance bonus will be fully vested as of the date of such award.

d.           Discretionary Bonus.  In addition to the performance bonus described in Paragraphs 2(b) and 2(c), the Committee, in its sole discretion, may provide you with an additional bonus of up to $200,000.00 for FY2010 in the event the “Total Return” in the Company’s common stock price performance for such fiscal year is greater than 50%.  The amount of your discretionary bonus (if any) pursuant to this Paragraph 2(d) will be paid to you in the form of shares of the Company’s common stock to be delivered to you not later than ninety (90) days following the last day of FY 2010.  The number of shares to be delivered to you with respect to your performance bonus will be determined by dividing (i) the amount of the discretionary bonus by (ii) the closing price of a share of the Company’s common stock on the last trading day of FY2010.  Any such shares shall be subject to the terms of the Company’s Omnibus Incentive Plan, adopted as of May 29, 2008 and approved by the Company’s stockholders on July 17, 2008 (the “Plan”) and/or such other terms and conditions as the Committee shall determine. Any shares awarded to you with respect to your discretionary bonus will be fully vested as of the date of such award.  For purposes of this agreement, Total Return means the percentage determined by dividing (1) the sum of (a) any dividends paid by the Company to its common shareholders during FY2010 plus (b) the positive excess, if any, of the closing price of a share of the Company’s common stock on the last trading day of the relevant fiscal year over the closing price of a share of the Company’s common stock on the last trading day of the previous fiscal year, divided by (2) the closing price of a share of the Company’s common stock on the last trading day of the previous fiscal year.  The Committee has full and absolute discretion to award all or part of the discretionary bonus under this Paragraph 2(d) to the extent the Total Return threshold for such fiscal year is achieved, it being acknowledged and understood by you that the Committee retains sole and absolute discretion to determine that no portion of the discretionary bonus will be paid regardless of whether or to what extent the Total Return threshold is met.

e.           In the event you voluntarily terminate this agreement prior to the last day of FY2010, you will forfeit any compensation payable under Paragraph 2(b) and will reimburse the Company for any compensation already paid to you under Paragraph 2(a) that was unearned as of the date of termination on a prorated basis.

3.  Restricted Stock Grant.  You will be awarded 17,162 shares of restricted stock effective April 19, 2010 (the “Grant Date”), subject to the terms, conditions and restrictions set out in the Plan and in the attached Restricted Stock Award Agreement.  The restricted shares awarded to you pursuant to this Paragraph 3 shall vest in four equal annual installments of 25% beginning on the last day of FY2010, provided that you continue to provide services to the Company through each relevant vesting date.  In the event of a termination of your service on the Board at any time by reason of your death, permanent disability or an involuntary termination of this Agreement by the Company other than for Cause, however, the restrictions on any remaining restricted shares shall immediately lapse.  For purposes of this agreement, “Cause” shall mean a termination of your services as Executive Chairman by the Company by reason of any of the following acts by or other circumstances regarding you:  (i) an act committed, after the date of this agreement, in bad faith and to the detriment of the Company or any of its affiliates, (ii) refusal or failure to act in substantial accordance with any written material direction or order of the Company, (iii) repeated unfitness or unavailability for service, disregard of the Company’s rules or policies after reasonable notice and opportunity to cure, or misconduct, but not incapacity, (iv) entry of a final order of judgment affirming the conviction of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person,  or (v) material breach or violation of any other provision of this agreement or of any other contractual obligation to the Company or any of its affiliates.  Notwithstanding anything herein to the contrary, in the event you cease to be Executive Chairman of the Company anytime after the termination or expiration of this agreement but remain a member of the Board, any then remaining unvested restricted shares shall immediately vest in full upon your ceasing to be the Executive Chairman.

4.  Term; Termination.

a.           This agreement will take effect immediately and will continue for a term expiring on the last day of FY2010, subject to earlier termination under Paragraph 4(b) or 4(c), below.

b.           This agreement shall terminate immediately in the event of your death or permanent disability at any time prior to the last day of FY2010.

c.           Either party may terminate this agreement at any time, with or without Cause, upon sixty (60) days prior written notice to the other party.

d.           Except as specifically provided in Paragraphs 2(e) or 3, expiration or termination of this agreement will not relieve either party of any liability or obligation which accrued hereunder prior to the effective date of such termination, nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this agreement, nor prejudice either party’s right to obtain performance of any obligation.

5.  Reimbursement of Expenses.  The Company will reimburse you for all reasonable, documented expenses incurred at the Company’s request in connection with this agreement (including travel expenses, which will be reimbursed in accordance with the Company’s standard travel policy), subject to your submission of invoices or other customary proof of expense.  Invoices for expenses and accompanying documentation must be submitted within thirty (30) days of the end of the month in which such expenses were incurred.  The Company will pay correct invoices within thirty (30) days of receipt.

6.  Assignment; Binding Agreement.

a.           You may not assign this agreement or any part hereof.

b.           The Company may assign all rights and liabilities under this agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without your consent.

c.           Subject to the foregoing, this agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.  Any purported assignment that does not comport with this Paragraph 6 will be null, void and of no effect.

d.           This agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof.  This agreement shall supercede any and all prior agreements or understandings related to the subject matter hereof, including but not limited to that letter agreement between you and the Company dated as of September 22, 2008, as the same was amended as of September 25, 2009, and extended on February 12, 2010.  Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, and any term or provision of this agreement may be amended or supplemented at any time by the mutual consent of the parties hereto, except that any waiver of any term or condition, or any amendment, of this agreement must be in writing.

e.           The laws of the State of Missouri shall govern the interpretation, validity and performance of the terms of this agreement regardless of the law that might be applied under principles of conflict of laws.

7.           Consent of the Board.  This agreement is subject to ratification by the Board, and you shall be recused from voting on the matter.

Please acknowledge your agreement to the terms set forth herein by signing and returning one copy of this letter to me.

Sincerely,

CPI Corp.

By:/s/Turner White
___________________________________
                                                                          Turner White
                                                                          Chairman, Compensation Committee

Agreed to this 19th day of April 2010

/s/David M. Meyer
_______________________________
David M. Meyer